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                                                                    Exhibit 3.13


                        CERTIFICATE OF THE DESIGNATION,
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                  PREFERENCES, RIGHTS AND LIMITATIONS OF THE
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                  6% SERIES A CONVERTIBLE PREFERRED STOCK OF
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                               HEALTHWATCH, INC.
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     HealthWatch, Inc., hereinafter called the "Corporation", a corporation organized and existing under the Minnesota Business Corporation Act does hereby certify that, pursuant to authority conferred upon the Board of Directors by the Articles of Incorporation, as amended, of the Corporation, said Board of Directors at a meeting duly called and held on May 27,1998, and at which a quorum was at all times present, duly adopted a Resolution providing for the issuance of a series of 1,500,000 shares of 6% Series A Convertible Preferred Stock, which Resolution is as follows:

     RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of this Corporation in accordance with the provisions of its Articles of Incorporation, as amended, a series of Preferred Stock of the Corporation be and it hereby is given the distinctive designation of "6% Series A Convertible Preferred Stock" (hereinafter referred to as the "6% Series A Preferred Stock"), said Series to consist of One Million Five Hundred Thousand (1,500,000) shares of the stated value of One Dollar ($1.00) per share. The preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof shall be as follows:

     1.   Dividends
          ---------

     (a) The holders of shares of 6% Series A Preferred Stock shall be entitled to receive dividends at the rate of $0.06 per share (as adjusted for any stock dividends, combinations or splits with respect to such shares) per annum, payable out of funds legally available therefore. Such dividends shall commence upon issuance and shall be payable when, as and if declared by the Board of Directors, in preference to any dividend to any shares of Common Stock, and shall be cumulative. Dividends shall be paid semi-annually on June 30 and December 31, commencing December 31, 1998, to holders of record as of the close of business five business days before the dividend payment date. Interest shall be paid in cash or, at the option of the Corporation, in shares of the Corporation's Common Stock, the value of such stock for the purpose of such payment to be equal to the average five-day closing bid price for the Common Stock for the five-day period immediately preceding the record date for such payment.

     (b) No dividends (other than those payable solely in the Common Stock of the Corporation) shall be paid on any shares of Common Stock of the Corporation during any fiscal year of the Corporation until dividends, combinations or splits with respect to such shares) on the 6% Series A Preferred Stock shall have been paid or declared and set apart during that fiscal year and any prior year in which dividends accumulated but remain unpaid. Following any such payment or declaration, the holders of any shares of Common Stock shall be entitled to receive dividends, payable out of funds legally available therefor, when, as and if declared by the Board of Directors.

     (c) No right shall accrue to holders of shares of 6% Series A Preferred Stock by reason of the fact that dividends on said shares me not declared in any prior year, nor shall any undeclared or unpaid dividend bear or accrue any interest.

     In the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights to
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purchase any such securities or evidences of indebtedness, then, in each such ease the holders of the 6% Series A Preferred Stock shall be entitled to a proportionate share of any such distribution as though the holders of the 6% Series A Preferred Stock were the holders of the number of shares of Common Stock of the Corporation into which their shares of 6% Series A Preferred Stock were then convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

     2.   Liquidation Preference
          ----------------------

     (a) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the 6% Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of shares of Common Stock by mason of their ownership thereof, the amount of $1.00 per share (as adjusted for my stock dividends, or splits with respect to such shares), plus all accrued or declared but unpaid dividends on such share for each share of 6% Series A Preferred Stock then held by thern3 if upon the occurrence of such event, the assets and funds thus distributed among the holders of the 6% Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the 6% Series A Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

     (b) After payment to the holders of the 6% Series A Preferred Stock of the amounts set forth in Section 2(a) above, and the payment to the holders of my other series of Preferred Stock which may hereafter be established by the Board Of Directors of any liquidation preferences for such additional series of Preferred Stock, the entire remaining assets and funds of the Corporation legally available for distribution, if any, shall be distributed among the holders of the Common Stock and any other series of Preferred Stock which may hereafter be established by the Board of Directors in proportion to the shares of Common Stock then held by them.

     (c) Whenever the distribution provided for in this Section 2 shall be payable in securities or property other than cash, the value of such distribution shall be the fair market value of such securities or other property as determined in good faith by the Board of Directors.

     3.   Voting Rights
          -------------

     Unless and except to the went otherwise required by law, the holders of the 6% Series A Preferred Stock shall have no voting power; provided that if any dividends on the 6% Series A Preferred Stock declared by the Board of Directors in accordance with section I hereof have not been paid for a period of one year or more, the holders of 6% Series A Preferred Stock shall, until such dividends have been paid, be entitled, with the holders of the Common Stock, voting as a class, to vote or act by written consent for the election of directors, with the number of votes per share of 6% Series A Preferred Stock in Such election to be equal to the number of shares of Common Stock then issuable upon conversion of such 6% Series A Preferred Stock. Unless and except to the extent otherwise required by law, the holders of the 6% Series A Preferred Stock shall have no right to vote as a class with respect to any matter. Should the 6% Series A Preferred Stock be entitled to vote on any matter pursuant to a requirement of law, each holder of such stock shall be entitled to one vote in respect to each share of such stock held of record in respect to such matter, unless some other vote is required by law.

     4.   Conversion of 6% Series A Preferred Stock into Common Stock
          -----------------------------------------------------------

     (a) Subject to the provisions of this Section 4, the holder of record of my share or shares of 6% Series

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          A Preferred Stock shall have the right, at his option, at any time after issuance, to convert each said share or shares of 6% Series A Preferred Stock into fully-paid and non-assessable shares of Common Stock, $.01 par value (herein referred to as "Common Stock"), of the Corporation. The conversion price for each share of 6% Series A Preferred Stock in effect on any conversion date shall be the lesser of seventy percent (70%) of (i) the five-day average closing bid price for the Corporation's Common Stock preceding the conversion date or
          (ii) the five-day average closing bid price thereof preceding the original issue date of the 6% Series A Preferred Stock. The closing bid price for the Corporation's Common Stock shall be as reported by The Nasdaq Small Cap Market, or such other market or exchange on which the Corporation's Common Stock may be listed in the event that it ceases to be listed on the Nasdaq Small Cap Market. The Corporation shall not be required to issue fractional shares in connection with the conversion of any 6% Series A Preferred Stock and shall, in lieu thereof, pay to the holder requesting conversion, an amount equal to the value (determined in accordance with the foregoing) of such fractional share.

     (b) Any holder of a share or shun of 6% Series A Preferred Stock desiring to convert such 6% Series A Preferred Stock into Common Stock, shall surrender the certificate or certificates representing the shares or shares of 6% Series A Preferred Stock so to be converted, duly endorsed (if required by the Corporation) to the Corporation or in blank, at the office of any Transfer Agent for the 6% Series A Preferred Stock (or such other place as may be designated by the Corporation), and shall give written notice to the Corporation at said office that he elects to convert the same as provided above, and setting forth the name or names (with the address or addresses) in which the shares of Common Stock are to be issued.

     (c) Conversion of 6% Series A Preferred Stock shall be subject to the following additional terms and provisions:

          (1) As promptly a practicable after the surrender for conversion of any 6% Series A Preferred Stock, the Corporation shall deliver or cause to be delivered at the principal office of the Transfer Agent for the 6% Series A Preferred Stock (or such other place as may be designated by the Corporation), to or upon the written order of the holder of such 6% Series A Preferred Stock, certificates representing the shares of Common Stock issuable upon such conversion issued in such name or names as such holder my direct Shares of the 6% Series A Preferred Stock shall be downed, to have been converted as of the close of business on the date of the surrender of the 6% Series A Preferred Stock for conversion, as provided above, and the rights of the holders of such 6% Series A Preferred Stock shall cease at such time, and the person or persons in whose name or names the certificates for such shares are to be issued shall be treated for all purposes as having become the record holder or holders of such Common Stock at such time; provided, however, that any such surrender on any date when the stock transfer books of the Corporation shall be closed shall constitute the person or persons in whose name or names the certificate for such shares are to be issued as the record holder or holders thereof for all purposes at the close of business an the next succeeding day on which such stock transfer books are open.

          (2) The Corporation shall make no payment or adjustment on account of any dividends accrued on the shares of 6% Series A Preferred Stock surrendered for conversion.

          (3) The Corporation shall at all times reserve and keep available solely for the purpose of issuance upon conversion of 6% Series A Preferred Stock, as herein provided such number of shares of Common Stock as shall be issuable upon the conversion of all outstanding 6% Series A Preferred Stock.

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          (4)  The holders of 6% Series A Preferred Stock shall not be entitled to convert the 6% Series A Preferred Stock held by such holder to the extent that such conversion would result in such holder beneficially owning (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934 and the Rules thereunder) in excess of 4.999% of the then issued and outstanding shares of the Corporation, including shares issuable upon conversion of the 6% Series A Preferred Stock held by such holder after application of this paragraph 4(c)(4).

     (d) The issuance of certificates for shares of Common Stock upon conversion of the 6% Series A Preferred Stock shall be made without charge for any tax in respect of such issuance. However, if any certificate is to be issued in a name other than that of the holder of record of the 6% Series A Preferred Stock so converted, the person or persons requesting the issuance thereof shall pay to the Corporation the amount of any tax which may be payable in respect of any transfer involved in such issuance, or shall establish to the satisfaction of the Corporation that such tax has been paid or is not due and payable.

     5.   General
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     (a)  Conversion adjustment. In the event that the Corporation shall at my time prior to conversion either (a) subdivide the outstanding shares of Common Stock into a greater number of shares, (b) combine the outstanding shares of Common Stock into a smaller number of shares,
          (c) change the outstanding shares of Common Stock into the same or a given number of shares of any other class or classes of stock, (d) declare on or in respect of the Common Stock a dividend payable in shares or other securities of the Corporation, then the holders of the 6% Series A Preferred Stock shall be entitled to receive the same number of shares at other securities of the Corporation, or shall be entitled to subscribe for and purchase at the same price that the share or securities are offered to holders of Common Stock, the number of such shares or the amount of such securities as will represent the same proportion of the outstanding Common Stock prior to such increase or decrease or decrease as they would have been entitled to receive or subscribe for, as the case may be, had they been holders of the number of shares of Common Stock into which their shares of 6% Series A Preferred Stock were convertible on the record daft for any such dividend or subscription. The Board of Directors shall determine what adjustments shall be made in the Stated Value and in the market prices for the Corporation's Common Stock in order to appropriately reflect and account for my such change.

     (b) Merger. In the event the Corporation at any time while any of the shares of 6% Series A Preferred Stock are outstanding shall be consolidated with or merged into any other corporation or corporations, or shall sell or lease all at substantially all of Its property and business as an entirety, lawful provision shall be made as part of the terms of such consolidation, merger, sale, or lease so that the holder of any shares of 6% Series A Preferred Stock may thereafter receive in lieu of such shows of Common Stock otherwise issuable to him upon conversion of his shares of 6% Series A Preferred Stock, but at the conversion rate which would otherwise be in effect at the time of conversion as hereinafter provided, the same kind and amount of securities or assets as may be issuable, distributable, or payable upon such consolidation, merger, sale, or lease with respect to shares of Common Stock of the Corporation. The Board of Directors shall determine what adjustments shall be made in the Stated Value and in the market prices for the Corporation's Common Stock in order to appropriately reflect and account for any such change.

     (c) Nothing herein shall be deemed to require the Corporation in the event of my such subdivision, combination, reclassification, recapitalization, consolidation, merger or sale of assets, or liquidation, dissolution or winding up, to issue or distribute fractional interests in shares of capital stock or any other security of the Corporation or another issuer, and the Corporation may make

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          such arrangements as the Board of Directors of the Corporation shall approve with respect to any such event for settlement in lieu of issuance of a fractional interest in a shares of capital stock or other security of the Corporation or another issuer to any holder of the 6% Series A Preferred Stock.

     (d) The shares of 6% Series A Preferred Stock shall not be subject to the operation of a purchase, retirement or sinking fund.

     (e) The issuance of additional shares of 6% Series A Preferred Stock shall not be subject to any restrictions as to issuance, nor shall the holders of the 6% Series A Preferred Stock be entitled to any restriction with respect to the issuance of any other series of the Corporation's Common Stock or Preferred Stock, or as to the powers, preferences or rights of any such other series; provided that no series of additional shares of Preferred Stock shall have any liquidation or other similar rights in preference to the 6% Series A Preferred Stock.

     IN WITNESS WHEREOF, I have hereunto subscribed my hand this 9/th/ day of June, 1998.

                                        HealthWatch. Inc.

                                        By:  /s/ Daniel J. Kelly
                                             -------------------
                                             Daniel J. Kelly
                                             President

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